Exhibit No. 23


               Consent of Ernst & Young LLP, Independent Auditors



We consent to the incorporation by reference in the Registration Statements on Form S-8 dated October 19, 1998 pertaining to the Non-Employee Director
Compensation Stock Plan; Form S-8 dated April 12, 1999 pertaining to the 1998 Stock Option Plan and the Non Qualified Stock Option Agreement; Form S-8 dated August 15, 1998 pertaining to the 1987 Stock Option Plan; Form S-8 dated April 14, 1989, as amended on July 25, 1990 and December 24, 1991, pertaining to the 1998 Stock Option and Restricted Stock Option Plan; Form S-8 dated June 5, 1996 pertaining to the Executive Stock Incentive Plan; Form S-8 dated April 17, 1988 pertaining to the Employee Stock Purchase Plan as amended on December 24, 1991 and June 5, 1996; Form S-8 dated August 15, 1988 pertaining to the Deferred Compensation and Profit Sharing Plan of Harding Lawson Associates Group, Inc., of our report dated July 7, 1999, with respect to the consolidated financial statements of Harding Lawson Associates Group, Inc., included in its Annual Report on Form 10-K for the year ended May 31, 1999.







San Francisco, California
July 30, 1999